EXHIBIT 10.5

                                 PROMISSORY NOTE


$5,000,000.00                                               Houston, Texas
                                                            January 7, 2000


      FOR VALUE RECEIVED, the undersigned, DSI Toys, Inc., a Texas corporation ("Borrower"), promises to pay to the order of MVII, LLC, a California limited liability company ("Lender"), at its office at 654 Osos Street, San Luis Obispo, California 93401, or at such other place as the holder hereof may designate, in lawful money to the United States of America and in immediately available funds, the principal sum of $5,000,000.00, with interest thereon as set forth herein.

1. INTEREST:

      (a) INTEREST. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum 2.00000% above the Prime Rate in effect from time to time. The "Prime Rate" is defined as the prime rate of Wells Fargo Bank as from time to time established and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced by Wells Fargo Bank.

      (b) PAYMENT OF INTEREST. Interest accrued on this Note shall be payable on the 1st day of each month, commencing February 1, 2000.

      (c) DEFAULT INTEREST. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

2. REPAYMENT AND PREPAYMENT:

      (a) REPAYMENT. The outstanding principal balance of this Note, together with any and all accrued but unpaid interest, shall be due and payable in full on July 1, 2004. Beginning on June 1, 2000, and on the first day of each month thereafter throughout the term of this Note, in addition to the monthly payment of accrued interest, Borrower shall make principal payments of One Hundred Thousand Dollars ($100,000.00) to Lender.


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      (b) APPLICATION OF PAYMENTS. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

      (c) PREPAYMENT. Borrower may prepay principal on this Note at any time, in any amount and without penalty.

      (d) LATE FEE. Borrower's failure to timely pay any sum of principal or interest due under this Note within five (5) calendar days of the date due shall result in a late fee charge equal to five percent (5%) of the sums then past due, to cover costs related to collecting and accounting for such past due installment(s), it being understood that Lender's actual damages will be extremely difficult to ascertain in such event. Further, all interest shall continue to accrue on all outstanding sums due hereunder.

3. EVENTS OF DEFAULT:

      The occurrence of any of the following shall constitute an "Event of Default" under this Note:

      (a) The failure to pay any principal, interest, fees or other charges when due hereunder;

      (b) (i) The filing of a petition by or against Borrower, under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors;
(ii) the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower; (iii) if Borrower becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or (iv) any attachment or like levy on any property of Borrower;

      (c) The dissolution or liquidation of Borrower;

      (d) Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which Borrower has incurred any obligation for borrowed money, any purchase obligation, or any other liability of any kind to any person or entity, including the holder of this note, and any such default remains uncured after fifteen (15) calendar days from the event of default;

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      (e) Any financial statement provided by Borrower to Lender or any third party proves to be incorrect, false or misleading in any material respect;

      (f) Any sale or transfer of all or a substantial or material part of the assets or outstanding shares of Borrower other than in the ordinary course of its business;

      (g) Any violation or breach of any provision of, or any defined event of default under, any subsequent addendum to this Note; or

      (h) Any "Event of Default" by Borrower, as such term is defined in that certain Subordinated Secured Promissory Note dated January 7, 2000, issued by Borrower in favor of Walter S. Reiling and Susan Reiling in the original principal sum of $1,690,000.00 (the "Reiling Note"), which Event of Default results in a draw against the "Letter of Credit" (as such term is defined in Section 13 of the Reiling Note). Further, in the event there is a draw against the Letter of Credit, any and all such sums drawn on the Letter of Credit shall be added to the then existing principal balance of this Note and shall be repaid to Lender by Borrower in accordance with the terms and conditions of this Note.

4. SUBORDINATION:

      The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of Senior Indebtedness.

            (a) "SENIOR INDEBTEDNESS." Shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with (i) indebtedness of Borrower (including indebtedness of Borrower as a co-borrower) to Sunrock Capital Corp. and State Street Bank; (ii) or other evidence of indebtedness issued in exchange for such Senior Indebtedness; or (iii) or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

            (b) INSOLVENCY PROCEEDINGS. If there shall occur any receivership or proceeding, insolvency, assignment for the benefit of creditors generally, reorganization, or arrangements with creditors generally (whether or not pursuant to bankruptcy or other insolvency laws), dissolution, liquidation, or any other marshaling of the assets and liability of Borrower, such event shall constitute an Event of Default under this Note entitling Lender to exercise its rights hereunder,

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and after such event (a) no amount shall be paid by Borrower in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (b) no claim or proof of claim shall be filed by or on behalf of Lender which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

            (c) FURTHER ASSURANCES. By acceptance of this Note, Lender agrees to execute and deliver customary forms of subordination agreement requested from time to time by the holders of Senior Indebtedness and, as a condition to Lender's rights hereunder, Borrower may require that Lender execute such forms of subordination agreement, provided that such forms shall not impose on Lender terms less favorable than those provided herein.

            (d) LIEN SUBORDINATION. Any lien or security interest of Lender, whether now or hereafter existing in connection with the amounts due under this Note, on any assets or property of Borrower or any proceeds or revenues therefrom which Lender may have at any time as security for any amounts due, and obligations under, this Note shall be subordinate to all liens or security interests now or hereafter granted to a holder of Senior Indebtedness by Borrower or by law notwithstanding the date, order or method of attachment or perfection of any such lien or security interest or the provisions of any applicable law.

            (e) APPLICABILITY OF PRIORITIES. The priority of the holder of the Senior Indebtedness provided for herein with respect to security interests and liens are applicable only to the extent that such security interests and liens are enforceable and perfected and have not been avoided; if a security interest or lien is judicially determined to be unenforceable or unperfected or is judicially avoided with respect to any claim of the holder of the Senior Indebtedness or any part thereof, the priority provided for herein shall not be available to such security interest of lien to the extent that it is avoided or determined to be unenforceable or unperfected. The foregoing notwithstanding, Lender covenants and agrees that it shall not challenge, attach or seek to avoid any security interest or lien to the extent that it secures any holder of the Senior Indebtedness. Nothing in this Section 4(e) affects the operation of any subordination of indebtedness or turnover of payment provisions hereof, or of any other agreements among any of the parties hereto.

            (f) RELIANCE OF HOLDERS OF SENIOR INDEBTEDNESS. Lender, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed

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conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

5. MISCELLANEOUS:

      (a) REMEDIES. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest then outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

      (b) SUCCESSORS; ASSIGNS; AMENDMENT. This Note shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties, and may be amended or modified only in a writing signed by an authorized representative of Lender and Borrower.

      (c) GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California.

      (d) SEVERABILITY. If any provision of this Note shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or any remaining provisions of this Note.

      (e) WAIVER. The holder hereof shall not, by any act of omission or commission, be deemed to waive any of its rights or remedies hereunder, unless such waiver be in writing and signed by the party to be charged, and then only to the extent specifically set forth in such a writing. A waiver of one event shall not be deemed a waiver of subsequent events of the same or different types.

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      (f) NOTICES. All notices, requests and demands required under this Note must be in writing, addressed to Lender at the address specified above and to Borrower at the address of its chief executive office specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (i) if personally delivered, upon delivery; (ii) if sent by mail, upon the earlier of the date of receipt or three (3) calendar days after deposit in the U.S. mail, first class and postage prepaid; and (iii) if sent by telecopy, upon receipt.


      (g) COMPLIANCE WITH LAWFUL INTEREST RATE. Notwithstanding any other provisions of this Note, if, for any reason whatsoever, the payment of any sums by Borrower pursuant to the terms of the Note would result in the payment of interest which would exceed the amount that the Lender may charge legally under the laws of the State of California, then the amount by which payment exceeds the lawful interest rate shall be deducted automatically from the principal balance owing on the Note, so that in no event shall Borrower be obligated under the terms of the Note to pay any interest which would exceed the lawful rate.

      IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

DSI TOYS, INC.,
a Texas corporation


By: /s/ ROBERT L. WEISGARBER

Title:  CFO


By: N/A

Title: N/A


Address:  1100 W. Sam Houston Parkway, North
          Houston, TX  77043